Exhibit 99.1

Bion Announces Key Legislation Approved in Pennsylvania Senate

June 27, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology, announced that Pennsylvania Senate Bill (SB) 575 was approved in the PA Senate, by a vote of 33 to 17.

SB 575 proposes to implement a nutrient procurement program, utilizing competitive bidding, to meet the Chesapeake Bay mandate. The legislation is designed to dramatically lower costs by enabling all sectors, public and private, to participate in providing Pennsylvania and its taxpayers a lower cost solution to the Chesapeake Bay mandate.

Pennsylvania House Bill (HB) 1642 – the House companion bill of SB 575 – is presently in the House State Government Committee, chaired by Garth Everett. Craig Scott, Bion’s director of communications, stated, “We remain confident the bill will be adopted by the full Assembly and accepted by the Governor in this 2019 session.”

SB 575’s full text, sponsors and votes can be found on the Pennsylvania General Assembly’s website at: https://www.legis.state.pa.us/cfdocs/billInfo/billInfo.cfm?sYear=2019&sInd=0&body=S&type=B&bn=0575.

Subscribe to HB 1642 notifications at https://www.legis.state.pa.us/login/. HB 1642 can be found at: https://www.legis.state.pa.us/cfdocs/billInfo/billInfo.cfm?sYear=2019&sInd=0&body=H&type=B&bn=1642.

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. See Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘confident’, 'will be', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct